Exhibit 10.13
August 15, 2007
Mr. Mark E. Schwarz
Chairman of the Board
Pizza Inn, Inc.
3551 Plano Parkway
The Colony, Texas 75057
Dear Mark:
Pursuant to this letter, I hereby resign as an employee and Chief Executive Officer and President of Pizza Inn, Inc. (the “Company”), effective immediately. In addition, I also resign my position as a member of the Company’s Board of Directors, effective immediately.
Pursuant to my resignation as set forth in the previous paragraph, the Company and I agree as follows:
1.	I shall receive $300,000 from the Company, payable in twelve monthly installments of $25,000 each, consistent with the customary payroll practices of the Company. I shall also be entitled to receive any salary that has been accrued and earned through the date hereof, any unreimbursed expenses properly incurred prior to the date hereof and bonus for the fiscal year ended June 24, 2007 of $50,000.

2.	I agree to release all claims which I may have again the Company, its agents, employees, officers, directors, successors, related or affiliated entities, including its investors and their affiliates, and their agents, employees, officers, directors and successors (the “Released Parties”), relating in any way to my employment or termination of employment. This release includes, but is not limited to, all claims and rights under all federal, state or local laws or regulations, employment practice laws and civil rights acts and claims and damages for unpaid compensation, un-reimbursed expenses, wrongful discharge, breach of contract, negligence, defamation, fraud and personal injury (including mental or emotional anguish, humiliation, embarrassment, loss of professional status, prestige and self-esteem) and all claims for loss of consortium or loss of services, support or affection, and damages, costs, expenses, compensation, benefits, attorneys’ fees, and any other claims arising out of my employment or termination of employment. In addition, I promise never to sue over any such claims or institute any other action, administrative proceeding or lawsuit against the Company or any of the Released Parties for claims arising out of my employment or termination of employment.

3.	I agree not to disparage the professional or personal reputation of the Company, its officers, shareholders, directors, employees, franchisees and other agents and the

Company agrees not to disparage my professional or personal reputation. This non-disparagement provision applies to any public or private statements, comments, or communications in any form, whether oral, written, or electronic.

4.	Nothing in this letter shall supersede or amended the provisions of the agreement that I entered into with the Company on March 31, 2005, as amend on November 30, 2006 (collectively, the “Employment Agreement”). Notwithstanding the foregoing, I understand that the Company does not have any further obligations to me pursuant to Articles 3 and 4 of the Employment Agreement.

5.	The Nonqualified Stock Option Agreement dated March 31, 2005 that I entered into with the Company (the “Option Agreement”) is amended to grant me until 5 p.m. on the date which is thirty (30) days following the date of my resignation to exercise the vested options granted pursuant to the Option Agreement. I acknowledge and understand that without this amendment my right to exercise the vested options granted pursuant to the Option Agreement would expire at 5 p.m. on the date of my resignation of employment.
Please acknowledge your agreement and acceptance of the terms of this letter by signing below.

Sincerely,
/s/ Timothy P. Taft
Timothy P. Taft
5606 Palomar Lane Dallas, Texas 75229

Agreed and Accepted: PIZZA INN, INC.
/s/ Mark E. Schwarz
Mark E. Schwarz
Chairman of the Board